Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. APPOINTS JEFFREY N. BOYER, ELYSIA HOLT RAGUSA AND JAMES E. SKINNER
TO ITS BOARD OF DIRECTORS
________________________________________________________________________

Richardson, TX. December 20, 2007 -- Fossil, Inc. (NASDAQ: FOSL) announced the appointment of Jeffrey N. Boyer, Elysia Holt Ragusa and James E. Skinner to its Board of Directors effective December 20, 2007.  With the appointments, the size of the Company’s Board of Directors is thirteen (13) members, including nine (9) independent directors and four (4) members of senior management.

Kosta Kartsotis, Chief Executive Officer of the Company said, “We are delighted to have Jeffrey Boyer, Elysia Ragusa and James Skinner join the Fossil Board, adding to its diversity and strength.  Their significant accomplishments and strong business acumen are expected to contribute solidly to our Company, as we continue to execute our growth strategies.”

Mr. Boyer serves as President and Chief Financial Officer of Michaels Stores, Inc.  He has been with Michaels since 2003 and has also held the positions of Executive Vice President and Co-President.  Prior to joining Michaels, he served as the Executive Vice President and Chief Financial Officer of the Kmart Corporation.  From 1996 until 2001, he held multiple positions with Sears, Roebuck & Company, advancing to the post of Senior Vice President and Chief Financial Officer.  He also served in multiple top-level capacities with the Pillsbury Company and Kraft General Foods.  Mr. Boyer began his career as an accountant with PricewaterhouseCoopers in 1980.

Ms. Ragusa currently serves as President, Corporate Services-East Staubach Holdings, Inc., overseeing all Staubach North American Corporate Services Operations from Phoenix to Boston.  She is a member of both the Executive Committee and The Staubach Company’s Board of Directors.  Ms. Ragusa served as President and Chief Operating Officer of The Staubach Company from July of 2001 until June of 2007.    Prior to her role as President and Chief Operating Officer, Ms. Ragusa was President of The Staubach Company’s Southwest Corporate Services Division.  Ms. Ragusa serves on the Board of Directors of Palm Harbor Homes and is also a member of the Dallas Citizens Council, International Women’s Forum, the Dallas County Community College Foundation Board and the University of Texas McCombs School of Business Advisory Board.

Mr. Skinner serves as Executive Vice President and Chief Financial Officer of The Neiman Marcus Group, Inc.  From 2001 until October 2007, he held the position of Senior Vice President and Chief Financial Officer of The Neiman Marcus Group, Inc.  He served as Senior Vice President and Chief Financial Officer of CapRock Communications Corp. in 2000.  From 1991 until 2000, Mr. Skinner served in several positions with CompUSA Inc., including Executive Vice President and Chief Financial Officer beginning in 1994.  Mr. Skinner also served as a partner with Ernst & Young from 1987 until 1991.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company's principal offerings include an extensive line of men's and women's fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, and apparel. In the watch and jewelry product category, the Company's offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company's extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company's products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 90 countries worldwide through 21 company-owned foreign sales subsidiaries and a network of approximately 56 independent distributors.  The Company also distributes its products in over 230 company owned and operated retail stores and through the Company's e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.